Exhibit 4.5

Promissory Note
Amount in $[__________]
Alajuela, Costa Rica            [date]
FOR VALUE RECEIVED ESTABLISHMENT LABS HOLDINGS INC. (hereafter, “Borrower”), a company incorporated in the Virgin British Islands, promises to pay [______________], an individual (hereafter, “Lender”), at [___________________], or at such other place as Lender hereof may from time to time designate in writing, the principal sum of [_________________________________] Dollars ($[____________]), with interest accruing on the unpaid principal at the rate of [_______] percent ([__]%) per annum from _____________ until paid. The aforementioned principal sum represents monies owed to [_________________________] for payment on the purchase of chattels.
Principal and interest are payable in yearly installments due on or before the end of the first quarter of every year until paid in full, with the first such payment to be made on or before [______________], and the last payment to be made on or before [______________]. In no event shall interest exceed the maximum amount permitted by law. Any amount collected in excess of the maximum legal rate shall be applied to reduce the principal balance.
Executed in the presence of:

WITNESS

ESTABLISHMENT LABS HOLDINGS INC.
Name/Address

By:
Name/Address